Exhibit 99.1

FOR IMMEDIATE RELEASE:	May 4, 2011

NW Natural Reports Results for the Quarter Ended March 31, 2011

•	Reported earnings per share of $1.53 in the quarter on net income of $40.8 million, compared to earnings per share of $1.64 per share on net income of $43.6 million in the first quarter of 2010.

•	Received approval from the Public Utility Commission of Oregon (OPUC) for a $250 million long-term gas supply investment with Encana Oil & Gas (USA) Inc. to develop gas reserves.

•	The utility’s customer growth rate was 0.9 percent at March 31, 2011, compared to 0.7 percent a year earlier.

•	The gas storage business began its first full season of operations from Gill Ranch Storage (GRS).

PORTLAND, Ore.—NW Natural Gas Company, dba NW Natural (NYSE: NWN) reported net income for the first quarter of 2011 of $40.8 million, compared to net income of $43.6 million in the first quarter of 2010. Earnings per share were $1.53 in the quarter, down 7 percent from $1.64 for the first quarter of 2010, which included a net $6.1 million pre-tax benefit from a refund of property taxes.

“Our utility operations performed well in the quarter, reflecting the proactive efforts we’ve taken to control costs and improve productivity” said Gregg Kantor, NW Natural President and Chief Executive Officer. “In addition, we were pleased with the recent conclusion and regulatory approval of our joint venture to develop gas reserves on behalf of our customers. It will provide real value to our customers and shareholders.”

First quarter 2011 financial and operating results

Consolidated results of operations produced net income of $40.8 million ($1.53 per share), compared to $43.6 million ($1.64 per share) in last year’s quarter. The company’s utility operations earned $40.1 million ($1.50 per share), compared to $40.9 million ($1.54 per share) in the same quarter of 2010. Gas storage contributed net income of $0.7 million (3 cents per share) in the 2011 quarter, compared to net income of $2.5 million (9 cents per share) in 2010’s first quarter. Other non-utility financial results included a small loss in 2011’s first quarter, compared to a gain of 1 cent per share in 2010’s first quarter.

NW Natural concludes Encana gas transaction

On April 28, 2011, the OPUC approved the company’s joint venture investment with Encana Oil & Gas (USA) Inc. to develop gas reserves on behalf of NW Natural’s Oregon customers. NW Natural’s investment is expected to amount to approximately $45-55 million a year, over a five-year-period, for a total investment of about $250 million. The investment will cover a portion of expected drilling costs in exchange for working interests in two sections of the Jonah Field, located north of Rock Springs, Wyo. The sections include both future and currently producing wells.

The gas reserves are expected to provide a portion of the company’s long-term gas supplies for customers over a period of approximately 30 years. During the first 10 years of the investment, the volume of gas projected to be received will be approximately 58 billion cubic feet (Bcf), or 8-10 percent of the company’s average annual sales requirements for utility operations.

Over the life of the investment, approximately 93 Bcf of gas is anticipated to be generated at an average total cost of approximately $5.15 per dekatherm. The anticipated net present value benefits to customers are expected to be more than $50 million over the life of the investment.

Utility growth rate remains around 1 percent

NW Natural’s customer growth rate for the trailing 12-month period ending March 31, 2011 was 0.9 percent, with the company adding over 6,000 new customers in the period. This compared to a growth rate of 0.7 percent a year ago.

Utility results benefit from colder weather and gas cost savings

NW Natural’s total gas sales and transportation deliveries in the first quarter of 2011, excluding deliveries of gas stored for others, were 401 million therms, up 20 percent from 333 million therms in 2010’s first quarter. The increase in usage was mainly due to weather that was 21 percent colder than a year ago and 6 percent colder than average. Margin from utility operations in 2011 increased 3 percent to $129.2 million, compared to $125.5 million in 2010, as higher sales volumes to residential and commercial customers were largely offset by the company’s weather normalization adjustment mechanism in Oregon. In addition to some benefits from colder weather, margin also reflected increases in gas cost savings and gas deliveries to industrial customers.

Volumes sold to residential and commercial customers in the first quarter of 2011 were 275 million therms, up 29 percent from 213 million therms in the first quarter of 2010. Residential and commercial sales revenues in the quarter totaled $294.1 million in the quarter, up 18 percent over first-quarter 2010 revenues of $249.7 million. NW Natural’s weather and decoupling mechanisms in Oregon adjusted margin up by $2.9 million in 2011, compared to a margin adjustment increase of $21.4 million in the first quarter of 2010, which was driven by weather that was significantly warmer than average in the period.

Gas deliveries to industrial customers in the first quarter were 127 million therms, or 5 percent higher than 121 million therms in 2010’s first quarter. Margin from industrial customers increased 7 percent to $7.6 million.

The company’s gas cost incentive sharing mechanism in Oregon provided a margin contribution of $1.0 million in the first quarter of 2011 compared to a contribution of $0.2 million in 2010. Under the annual purchased gas adjustment (PGA) mechanism, the company is subject to an earnings review to determine if the utility is earning above its allowed return on equity (ROE). Based upon our current projections and the utility’s allowed ROE, we accrued an estimated $1.0 million in the first quarter of 2011 for refund to customers in future rates.

Gas storage business update

The company’s gas storage segment primarily consists of non-utility investments at the company’s Mist underground storage facility in Oregon, investments at the Gill Ranch Storage (GRS) underground facility in California, and asset optimization services using available gas storage and transportation capacity.

Our gas storage segment reported net income of $0.7 million for the first quarter of 2011, as compared to $2.5 million in last year’s first quarter. The decrease primarily reflects first year results at GRS, including start-up costs and a low level of contracted capacity, current low gas storage prices, and a decrease in optimization revenues at Mist. GRS revenues and earnings are expected to improve as the company entered the first full year of gas storage operations on April 1, 2011, which is generally regarded as the beginning of the injection season for storage customers.

Oregon legislature to address repeal of SB 408

On March 29, 2011, Senate Bill 967 was introduced in the Oregon Senate to repeal the existing statutes governing the annual regulatory adjustment for taxes paid. Senate Bill 967 has passed the Senate and will likely be reviewed by the Oregon House of Representatives this month.

Oregon enacted legislation in 2007 (Senate Bill 408), which required certain regulated gas and electric utilities to annually review the amount of income taxes collected in utility rates and compare it to amounts of income taxes paid. Under this law, if companies pay less in income taxes than are collected from Oregon utility customers, they are required to refund those amounts to customers. If companies pay more in income taxes than are collected from Oregon utility customers, the utilities are required to collect a surcharge from customers.

NW Natural’s income taxes have resulted in a surcharge every year since SB 408 was passed. For the 2008 and 2009 tax years, the OPUC approved the company’s recovering $0.2 million and $5.1 million, respectively, from customers in the form of a surcharge. The 2008 amount, plus accrued interest, was collected over a one-year period beginning June 1, 2010. It was also agreed that the 2009 surcharge and interest would be collected over a one-year period beginning June 1, 2011. Senate Bill 967 is expected to be addressed by the Oregon House in May. If signed by the governor, the law, in its current form, will require utilities, including NW Natural, to reverse amounts accrued for the 2010 and 2011 tax years.

For the three months ended March 31, 2011, the company estimated a surcharge of $2.7 million, but did not recognize it for accounting purposes due to the significant uncertainty surrounding our ability to collect this amount in future rates. For the three months ended March 31, 2010, the company did recognize a surcharge of $3.0 million, including accrued interest for the 2008 and 2009 tax years.

If SB 967 becomes law in its current form and the company is denied recovery of the indicated surcharge for the 2010 tax year, then NW Natural will be required to record a one-time charge of $7.4 million (17 cents per share) based on the asset balance at March 31, 2011.

O&M costs stable and bad debt expense remains low

Operations and maintenance expense was 2 percent higher in the first quarter of 2011, compared to 2010, primarily due to operating costs at Gill Ranch Storage, which became operational in the fourth quarter of 2010. Utility bad debt expense as a percent of revenues was well below 1 percent at 0.18 percent for the 12 months ended March 31, 2011.

Income tax expense

Income taxes decreased by $2.2 million (7 percent) in the first quarter of 2011, due primarily to lower earnings and a lower effective income tax rate.

Cash flows and capital structure

Cash provided by operations in the first quarter of 2011 increased to $108.1 million from $74.2 million in 2010’s first quarter. The increase was primarily due to the timing of inventory and deferred gas cost balances, combined with an increase from deferred income taxes.

NW Natural’s capitalization at March 31, 2011 reflected 47.9 percent common equity, 36.5 percent long-term debt, and 15.6 percent short-term debt and current maturities of long-term debt. This compared to 48.6 percent common equity, 42.2 percent long-term debt, and 9.2 percent of short-term debt and current maturities of long-term debt at March 31, 2010.

Outlook for 2011

As discussed above, the company has not recognized the $2.7 million surcharge indicated for 2011 SB 408 results earned to date. The company’s prior guidance for 2011 of $2.45 to $2.65 per share included SB 408 surcharges for 2011. Excluding SB 408 surcharges for 2011, the company’s guidance for 2011 would remain unchanged but final results will likely be at the lower end of the range. Additionally, if SB 967 is enacted into law in its current form (see SB 408 repeal discussion above) there would be a potential one-time charge to earnings of $7.4 million (17 cents per share). The company’s 2011 earnings guidance assumes a continued slow economic recovery and customer growth, normal weather conditions, ongoing benefits from improvements to our cost structure, Gill Ranch operational losses due to first year operations, and no further significant changes in prevailing legislative and regulatory policies. The company’s outlook does not include forecasts of future gains or losses that may occur from the company’s gas cost sharing mechanism in Oregon since the company cannot predict future gas cost increases or decreases with reasonable certainty.

Dividend declaration

The board of directors of NW Natural declared a quarterly dividend of 43.5 cents a share on the company’s common stock. The dividends will be payable on May 13, 2011 to shareholders of record on April 29, 2011. The company’s indicated annual dividend rate is $1.74 per share.

Presentation of results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on an equivalent cents per share basis. These amounts reflect factors that directly impact the company’s earnings. In calculating these financial measures, we allocate income tax expense based on the effective tax rate. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements

As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on May 4th, to review the company’s financial and operating results for the three months ended March 31, 2011. To hear the conference call live, please dial 1-877-317-6789 within the United States and 1-866-605-3852 from Canada. International callers can dial 1-412-317-6789. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (449772). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com.

Forward-looking Statements

This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, estimated gas reserves and their financial value, volumes and supplies, customer savings, rate recovery, customer refunds, continued drilling, project costs, commodity costs, financing, financial positions, revenues and earnings, dividends, performance, legislative actions and impact, regulatory actions or approvals, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors,” and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk,” and Part II, Item 1A, “Risk Factors,” in the company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural

NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides safe, reliable, cost-effective natural gas service to about 676,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has approximately $2.6 billion in total assets. The company operates and owns 16 Bcf of underground storage capacity in Mist, Ore., and also operates the designed 20 Bcf Gill Ranch underground storage facility in California, in which it owns a 75 percent undivided interest. Together, NW Natural and its subsidiaries currently own and operate underground gas storage facilities with designed storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #

Investor Contact:

Bob Hess

Phone: 503-220-2388

Email: bob.hess@nwnatural.com

or

Media Contact:

Kim Heiting

Phone: 503-220-2366

Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	03/31/11	03/31/10	Change	% Change
Gross Operating Revenues	$323,088	$286,529	$36,559	13%
Net Income	$40,773	$43,608	$(2,835)	(7%)

Diluted Average Shares of Common Stock Outstanding	26,724	26,601	123	—
Basic Earnings Per Share of Common Stock	$1.53	$1.64	$(0.11)	(7%)
Diluted Earnings Per Share of Common Stock	$1.53	$1.64	$(0.11)	(7%)

	Twelve Months Ended
(Thousands, except per share amounts)	03/31/11	03/31/10	Change	% Change
Gross Operating Revenues	$848,665	$861,885	$(13,220)	(2%)
Net Income	$69,832	$71,367	$(1,535)	(2%)

Diluted Average Shares of Common Stock Outstanding	26,680	26,574	106	—
Basic Earnings Per Share of Common Stock	$2.62	$2.69	$(0.07)	(3%)
Diluted Earnings Per Share of Common Stock	$2.62	$2.69	$(0.07)	(3%)

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited) Thousands	March 31, 2011	March 31, 2010
Assets:
Current assets:
Cash and cash equivalents	$3,480	$8,839
Restricted cash	924	40,924
Accounts receivable	94,521	78,347
Accrued unbilled revenue	42,342	39,244
Allowance for uncollectible accounts	(3,821)	(3,999)
Regulatory assets	48,195	55,872
Derivative instruments	4,861	450
Inventories:
Gas	43,501	61,918
Materials and supplies	9,765	9,235
Income taxes receivable	23,645	-
Other current assets	13,292	15,481

Total current assets	280,705	306,311

Non-current assets:
Property, plant and equipment	2,593,553	2,409,534
Less: Accumulated depreciation	733,639	702,307

Total property, plant and equipment - net	1,859,914	1,707,227
Regulatory assets	345,452	331,962
Derivative instruments	1,560	5
Other investments	69,501	67,558
Other non-current assets	14,421	15,970

Total non-current assets	2,290,848	2,122,722

Total assets	$2,571,553	$2,429,033

Capitalization and liabilities:
Capitalization:
Common stock	$343,787	$338,012
Retained earnings	385,899	361,310
Accumulated other comprehensive income (loss)	(6,458)	(5,870)

Total common stock equity	723,228	693,452
Long-term debt	551,700	601,700

Total capitalization	1,274,928	1,295,152

Current liabilities:
Short-term debt	186,435	96,000
Current maturities of long-term debt	50,000	35,000
Accounts payable	71,839	93,534
Taxes accrued	10,063	27,325
Interest accrued	11,470	12,232
Regulatory liabilities	29,016	36,032
Derivative instruments	25,655	39,365
Other current liabilities	38,433	36,060

Total current liabilities	422,911	375,548

Deferred credits and other non-current liabilities:
Deferred tax liabilities	396,357	311,691
Regulatory liabilities	263,876	247,517
Pension and other postretirement benefit liabilities	132,053	118,848
Derivative instruments	13,914	18,637
Other non-current liabilities	67,514	61,640

Total deferred credits and other non-current liabilities	873,714	758,333

Total capitalization and liabilities	$2,571,553	$2,429,033

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited) Thousands (three months ended March 31)	2011	2010
Operating activities:
Net income	$40,773	$43,608
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	17,309	15,901
Undistributed earnings from equity investments	25	(356)
Non-cash expenses related to qualified defined benefit pension plans	1,817	2,001
Contributions to qualified defined benefit pension plans	(13,645)	(10,000)
Deferred environmental costs	(1,759)	(3,632)
Other	(443)	(2,431)
Changes in assets and liabilities:
Receivables	(3,122)	31,951
Inventories	27,119	9,804
Income taxes	16,905	6,288
Accounts payable	(14,406)	(24,882)
Interest accrued	6,288	6,797
Deferred gas costs	196	(15,428)
Deferred tax liabilities	25,048	11,517
Other - net	5,959	3,018

Cash provided by operating activities	108,064	74,156

Investing activities:
Capital expenditures	(25,403)	(52,774)
Restricted cash	—	(5,381)
Other	(121)	782

Cash used in investing activities	(25,524)	(57,373)

Financing activities:
Common stock issued (purchased) - net	(244)	566
Change in short-term debt	(71,000)	(6,000)
Cash dividend payments on common stock	(11,601)	(11,011)
Other	328	69

Cash used in financing activities	(82,517)	(16,376)

Increase in cash and cash equivalents	23	407
Cash and cash equivalents - beginning of period	3,457	8,432

Cash and cash equivalents - end of period	$3,480	$8,839

Supplemental disclosure of cash flow information:
Interest paid	$4,162	$3,325
Income taxes paid	$—	$9,000

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

First Quarter - 2011

	3 Months Ended March 31,			12 Months Ended March 31,
(Thousands, except per share amounts)	2011	2010	Change	2011	2010	Change
Gross Operating Revenues	$323,088	$286,529	13%	$848,665	$861,885	(2%)
Cost of Sales	180,625	148,561	22%	456,598	475,555	(4%)
Revenue Taxes	7,955	7,042	13%	20,904	21,156	(1%)

Net Operating Revenues	134,508	130,926	3%	371,163	365,174	2%

Operating Expenses:
O&M	31,172	30,666	2%	121,486	123,815	(2%)
General Taxes	8,165	3,249	151%	28,788	23,011	25%
D&A	17,309	15,901	9%	66,532	63,193	5%

Total Operating Expenses	56,646	49,816	14%	216,806	210,019	3%

Income from Operations	77,862	81,110	(4%)	154,357	155,155	(1%)
Other Income and Expense - net	1,214	3,023	(60%)	5,293	5,847	(9%)
Interest Expense - net	10,449	10,489	—	42,538	41,756	2%
Income Tax Expense	27,854	30,036	(7%)	47,280	47,879	(1%)

Net Income	$40,773	$43,608	(7%)	$69,832	$71,367	(2%)

Common Shares Outstanding:
Average for Period - basic	26,670	26,538		26,622	26,520
Average for Period - diluted	26,724	26,601		26,680	26,574
End of Period	26,673	26,564		26,673	26,564
Earnings per Share:
Basic	$1.53	$1.64	(7%)	$2.62	$2.69	(3%)
Diluted	$1.53	$1.64		$2.62	$2.69
Dividends Paid Per Share	$0.435	$0.415		$1.70	$1.62
Book Value Per Share - end of period	$27.11	$26.10		$27.11	$26.10
Market Closing Price - end of period	$46.13	$46.60		$46.13	$46.60
Balance Sheet Data - end of period:
Total Assets	$2,571,553	$2,429,033		$2,571,553	$2,429,033
Common Stock Equity	$723,228	$693,452		$723,228	$693,452
Long-Term Debt	$601,700	$636,700		$601,700	$636,700
(including amounts due in one year)
Operating Statistics:
Total Customers - end of period	676,446	670,329	0.9%	676,446	670,329	0.9%
Gas Deliveries (therms)
Res. & Comm. Customers	274,897	212,716		661,059	599,670
Industrial Firm	10,637	10,153		37,569	37,563
Industrial Interruptible	17,239	16,324		59,302	65,950
Transportation	98,641	94,210		372,050	350,275

Total	401,414	333,403		1,129,980	1,053,458
Gas Revenues
Res. & Comm. Customers	$294,087	$249,684		$728,571	$715,818
Industrial Firm	8,956	8,618		31,168	36,321
Industrial Interruptible	10,483	10,381		36,266	50,558
Transportation	3,901	3,355		14,379	13,666
Regulatory adjustment for income taxes	286	2,984		5,023	5,355
Other Revenues	14	6,041		11,890	19,294

Total	$317,727	$281,063		$827,297	$841,012
Cost of Gas Sold - Utility	$180,610	$148,548		$456,556	$475,472
Revenue Taxes	$7,955	$7,042		$20,904	$21,156
Net Operating Revenues (Utility Margin)	$129,162	$125,473		$349,837	$344,384
Degree Days
Average (25-year average)	1,866	1,866		4,265	4,265
Actual	1,974	1,627		4,518	3,989
Colder (warmer) than Average	6%	(13%)		6%	(6%)